                                                                     EXHIBIT 1.1

                    AMENDMENT TO $8.4 MILLION SALES AGREEMENT


                                                              October 19, 2001


Cantor Fitzgerald & Co.
299 Park Avenue, 29th Floor
New York, NY 10171

Dear Sirs and Ladies:

     Reference is made to that certain Sales Agreement dated June 12, 2001 between NeoTherapeutics, Inc. (the "Company") and Cantor Fitzgerald & Co. ("CF&Co") with respect to the sale of up to $8.4 million aggregate sales price of Common Stock, par value $.001 per share (the "Sales Agreement"). The parties hereto agree to amend the Sales Agreement as follows:

     1. Section 7(h) is hereby deleted and replaced with the following:

          (h) The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to
               (i) the preparation, printing and filing of the Registration Statement as originally filed, of each Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Shares, (iii) the fees and disbursements of the Company's counsel and accountants, (iv) the qualification of the Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees and any reasonable fees or disbursements of counsel for CF&Co in connection therewith, (v) the printing and delivery to CF&Co of copies of the Prospectus and any amendments or supplements thereto, and of this Agreement, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Nasdaq National Market and (vii) filing fees, if any, of the Commission and the National Association of Securities Dealers, Inc. In addition to any fees that may be payable to CF&Co under this Agreement, the Company will reimburse CF&Co all of its out-of-pocket expenses (including legal fees and disbursements) incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby up to an aggregate maximum of $60,000. In the event that this Agreement is terminated for any reason, CF&Co shall be entitled to be reimbursed by the Company only in respect of its actual accountable out-of-pocket expenses.

     2. Schedule 1 shall be deleted and replaced with Schedule 1 attached hereto.

Cantor Fitzgerald & Co.
October 19, 2001
Page 2


     Except as provided herein, all other provisions of the Sales Agreement will remain in full force and effect.

     Please indicate your agreement with the foregoing by signing where indicated below and returning a signed copy to us, upon which this letter will become a binding agreement between us.


                                               Very truly yours,

                                               NEOTHERAPEUTICS, INC.


                                               By: /s/ Samuel Gulko
                                                   -----------------------------
                                               Name:  Samuel Gulko
                                               Title: Senior Vice President
                                                      Finance, Chief Financial
                                                      Officer, Secretary and
                                                      Treasurer


Agreed and Accepted
as of October 19, 2001

CANTOR FITZGERALD & CO.


By:  /s/ Phil Marber
     ----------------------
     Name: Phil Marber
     Title:  President

                                   SCHEDULE 1

                                  COMPENSATION

     1. The amount of any discount, commission or other compensation to be paid by the Company to CF&Co for effecting sales of Placement Shares shall be as follows:

     COMMISSION DISCOUNT                            PROCEEDS
     -------------------                            --------

     4.00%                                          $0 -  $10,000,000

     2. With respect to each accepted Placement Notice, the Company will issue to CF&Co a five year warrant to purchase shares of Common Stock of the Company in an amount equal to10% of the number of shares of Common Stock sold by the Company pursuant to such Placement Notice. Each such warrant will have an exercise price equal to 130% of the volume weighted average sale price of the shares of Common Stock sold pursuant to the applicable Placement Notice, will be dated as of the last Settlement Date (as defined in the Sales Agreement) for sales of Common Stock made under the applicable Placement Notice and will otherwise be in substantially the form attached hereto as Exhibit A to this
Schedule 1. Each such warrant shall be delivered to CF&Co within seven days after the later of: (i) the last Settlement Date for sales of Common Stock made under the applicable Placement Notice, or (ii) the date on which the Company receives written notice from CF&Co that no further sales will be made pursuant to such Placement Notice.

     3. Registration Rights.

          A. DEFINITIONS. For purposes of this Section 3:

               (i) "Board" means the Board of Directors of the Company, as the same shall be constituted from time to time.

               (ii) "Exempt Registration" means a registration statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or any other registration statement that would not customarily provide for the secondary sale of equity shares for cash.

               (iii) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of distributions of secondary shares.

               (iv) "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with the provisions of this Agreement.

               (v) "person" means any individual, corporation, partnership, limited liability company, trust, business, association or government or political subdivision thereof, governmental agency or other entity.

               (vi) "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

               (vii) The term "Registrable Securities" means as of any given date, shares of Common Stock issuable or issued upon exercise of warrants issued to CF&Co pursuant to this Agreement which warrants are or were issued as of a date not less than one year prior to such date; provided, however, that the foregoing definition shall exclude in all cases (x) any securities sold or transferred by a Holder in a transaction in which such Holder's rights under this Section 3 are not assigned, and (y) any securities that may be sold by the Holder thereof pursuant to Rule 144 under the Securities Act.

               (viii) "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               (ix) "Securities Act" means the Securities Act of 1933, as amended.

     B. FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders then holding not less than 100,000 Registrable Securities, including Registrable Securities issuable upon the exercise of warrants then held by such Holder or Holders, a written request or requests that the Company effect a resale registration statement on Form S-3 and any related qualification or compliance with respect to not less than 100,000 Registrable Securities held by such Holder or Holders, the Company will:

          (i) Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, if any; and

          (ii) As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this subsection B: (w) if Form S-3 is not available for such offering by the Holders; (x) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration statement to be filed or declared effective at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this subsection B;

     provided, however, that the Company shall not utilize this right more than once in any twelve month period; (y) if the Company previously effected a registration on Form S-3 for any Holders pursuant to this Subsection B which registration statement has been declared effective and has remained effective for a period of at least the lesser of (A) 90 days or (B) until the distribution contemplated thereby shall have been completed; or (z) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (iii) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after, and in any event within 45 days after (the "Filing Deadline"), receipt of any request or requests of the Holders and use its commercially reasonable efforts to cause such filed registration statement to become effective by the Effectiveness Date. "Effectiveness Date" means the 90th day following receipt by the Company of any request or requests of their Holders.

          (iv) No request pursuant to this Section 3B may be made after August 30, 2006, and the Holders shall be entitled to only one (1) registration pursuant to this Section 3B.

     C. COMPANY REGISTRATION.

          (i) Initiation. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock in connection with the public offering of such securities solely for cash (other than an Exempt Registration), the Company shall, at such time, promptly give each Holder notice of such proposed registration. Upon the written request of each Holder given within 20 days after receipt by such Holder of the Company's notice, the Company shall, subject to the provisions of the remainder of this Section C, cause to be included in such registration statement all of the Registrable Securities that each such Holder has requested to be registered.

          (ii) Underwritten Offering. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under paragraph C(i) to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.

          (iii) Demand Registration. If the registration referred to in paragraph C(i) is being made by the Company to satisfy demand registration rights (a "Demand Registration") held by any person or entity (a "Demanding Holder"), the Company shall not be required under paragraph C(i) to include any of the Holders' securities in such registration, except in such quantity as the Demanding Holder shall determine in its sole discretion, subject to the provisions of paragraph C(iv) below.

          (iv) Cutbacks. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in an underwritten offering or a Demand Registration exceeds the amount of securities sold other than by the Company or the Demanding Holder, respectively, that the underwriters or Demanding Holder, respectively, determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters or Demanding Holder, respectively, determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such "selling stockholder," as defined in this sentence.

          (v) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this subsection C prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

          (vi) No request pursuant to this Section 3C may be made after August 30, 2008.

     D. OBLIGATIONS OF THE COMPANY. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

          (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.

          (iii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

          (iv) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (vi) Promptly notify each Holder covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements there in (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.

          (vii) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or market on which similar securities issued by the Company are then listed or traded, if applicable.

          (viii) Provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration.

          (ix) Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this
     Section 3, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).

     E. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

     F. EXPENSES OF REGISTRATION. All expenses incurred in connection with a registration requested pursuant to this Section 3, including (without limitation) all registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by Holders selling a majority of the subject Registrable Securities, such fees and disbursements not to exceed $10,000 for each requested registration, and counsel for the Company shall be borne by the Company, and any underwriters' discounts or commissions associated with Registrable Securities shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration.

     G. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 3:

          (i) The Company agrees to indemnify and hold harmless each Holder and each person, if any, who (i) controls such Holder within the meaning of
     Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (ii) is controlled by or is under common control with a Holder from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all investigative, legal and other expenses reasonably incurred in connection with, and any and all amounts paid in settlement of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which the Holder, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on
     (x) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement or final prospectus filed with the SEC pursuant to this Section 3, or any amendment or supplement to any such registration statement or prospectus, or in any application or other document executed by or on behalf of the Company or based on written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Registrable Securities under the securities laws thereof or filed with the SEC, or (y) the omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading; provided that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage is caused directly by an untrue statement or omission made in reliance on and in conformity with information relating to the Holder and furnished in writing to the Company by the Holder expressly stating that such information is intended for inclusion in any document described in clause (i)(x) above. Any reference in this subsection G to a registration statement, prospectus or any amendment or supplement thereto shall be deemed to refer to and include any documents incorporated or deemed to be incorporated by reference therein, and any reference to the terms "amend," "amendment" or "supplement" with respect to such registration statement or prospectus shall be deemed to refer to and include filing with the SEC of any document incorporated or deemed to be incorporated by reference therein. This indemnity agreement will be in addition to any liability that the Company might otherwise have.

          (ii) Each Holder agrees to indemnify and hold harmless the Company and its directors and each officer of the Company who signed a registration statement in which Registrable Securities are included, and each person, if any, who (x) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (y) is controlled by or is under common control with Company against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (i) of this subsection, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in such registration statement (or any amendments thereto) or any preliminary or final prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information and relating to such Holder furnished to the Company by such Holder expressly stating that such information is intended for use in such registration statement (or any amendment thereto) or such preliminary or final prospectus (or any amendment or supplement thereto).

          (iii) Any party that proposes to assert the right to be indemnified under this subsection G will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this subsection G, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from
     (x) any liability that it might have to any indemnified party otherwise than under this subsection G and (y) any liability that it may have to any indemnified party under the foregoing provision of this subsection G unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (w) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (x) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (y) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (z) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this subsection G (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding. Notwithstanding any other provision of this subsection G, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel for which it is entitled to reimbursement pursuant to this subsection G, such indemnifying party agrees that it shall be liable for any settlement effected without its written consent if (x) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (y) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (z) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, at least five days prior to the date of such settlement, (x) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable and (y) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.

          (iv) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this subsection G is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or any Holder, the Company and the applicable Holders will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than the applicable Holders, such as persons who control the Company within the meaning of the Securities Act, officers of the Company who signed the applicable registration statement and directors of the Company, who also may be liable for contribution) to which the Company and the applicable Holders may be subject in such proportion as shall be appropriate to reflect the relative fault of the Company, on the one hand, and the applicable Holders, on the other, with respect to the statements or omission which resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the applicable Holders, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this subsection G(iv) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this subsection G(iv) shall be deemed to include, for the purpose of this subsection G(iv), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with subsection G(iii) hereof. Notwithstanding the foregoing provisions of this subsection G(iv), each Holder shall not be required to contribute any amount in excess of the net proceeds received by it from the offering and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this subsection G(iv), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of a Holder, will have the same rights to contribution as that party, and each officer of the Company who signed the applicable registration statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this subsection G(iv), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this subsection G(iv). Except for a settlement entered into pursuant to the last sentence of subsection G(iii) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to subsection G(iii) hereof."

                                                                      SCHEDULE 1

                                                                       EXHIBIT A


NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES AND THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE ARE SUBJECT TO FURTHER RESTRICTIONS ON TRANSFER AS SET FORTH HEREIN.

                              NEOTHERAPEUTICS, INC.

                                     WARRANT


No.______                                             Dated:  ____________, 2001

     NeoTherapeutics, Inc., a Delaware corporation (the "Company"), hereby certifies that, for value received, Cantor Fitzgerald & Co., or its registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of ________________ (________) shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") at an exercise price equal to $_____ per share (as adjusted from time to time as provided in Section 7, the "Exercise Price"), at any time and from time to time from and after the date hereof and through and including ___________, 2006 (the "Expiration Date"), and subject to the following terms and conditions:

     1. Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

     2. Registration of Transfers and Exchanges.

           (a) This Warrant and the Warrant Shares shall not be sold, transferred, assigned, pledged or hypothecated for a period of one year following the issuance of this Warrant, except to a NASD Member participating in the distribution contemplated by those certain Sales Agreements dated June 12, 2001 between the Company and Cantor Fitzgerald & Co., and its bona fide officers and/or partners, but not directors. This Warrant or the Warrant Shares issued upon any exercise hereof may only be transferred (i) pursuant to an effective registration statement under the Securities Act, (ii) to the Company or (iii) pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In connection with any transfer of this Warrant or any Warrant Shares other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel to the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer may be made without registration under the Securities Act. Holder agrees to the imprinting, so long as is required by applicable securities laws, of a legend substantially similar to that first above written on any New Warrant (as defined in Section 2(b) below). Any such transferee shall agree by virtue of having a New Warrant registered in its name in accordance with Section 2(b) below to be bound by the terms of this Warrant and shall have the rights of Holder under this Warrant.

           (b) The Company shall register the transfer of any portion of this Warrant in conformance with Section 2(a) on the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 11. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a holder of a Warrant.

           (c) This Warrant is exchangeable, upon the surrender hereof by the Holder to the office of the Company specified in or pursuant to Section 3(b), for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder.

     3. Duration and Exercise of Warrant.

           (a) This Warrant shall be exercisable by the then registered Holder on any business day before 5:00 P.M., California time, at any time and from time to time on or after the date hereof to and including the Expiration Date. At 5:00 P.M., California time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

           (b) Subject to Sections 2(c), and 4, upon surrender of this Warrant, with the Form of Election to Purchase attached hereto duly completed and signed, to the Company at its address for notice set forth in Section 11 and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, in the manner provided hereunder, all as specified by the Holder in the Form of Election to Purchase, the Company shall promptly, but in no event later than 3 business days after the applicable Date of Exercise (as defined below), issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends except as are required under applicable securities laws. Any person so designated by the Holder to receive Warrant Shares shall be deemed to have become the holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

           A "Date of Exercise" means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment, if applicable, of the Exercise Price for the number of Warrant Shares so indicated by the holder hereof to be purchased.

           (c) This Warrant shall be exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

           (d) Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights as a stockholder of the Company with respect to the Warrant Shares, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon or be notified of stockholder meetings (except as otherwise set forth in Section 7(g) herein).

     4. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

     5. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and indemnity, if requested, reasonably satisfactory to it. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

     6. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 7). The Company covenants that all Warrant Shares that shall be so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued, fully paid and nonassessable.

     7. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 7.

           (a) If the Company, at any time while this Warrant is outstanding,
(i) shall pay a stock dividend (except scheduled dividends paid on outstanding preferred stock as of the date hereof which contain a stated dividend rate) or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock and not the Common Stock) payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately before such event by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. The number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted upon such adjustment of the Exercise Price by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment by a fraction of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

           (b) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then the Holder shall have the right thereafter to exercise this Warrant only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holder shall be entitled upon such exercise to receive such amount of securities or property equal to the amount of Warrant Shares such Holder would have been entitled to had such Holder exercised this Warrant immediately prior to such reclassification or share exchange. The terms of any such reclassification or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 7(b) upon any exercise following any such reclassification or share exchange.

           (c) In case of the closing of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on a book value basis) in one or a series of related transactions, then the Holder shall have the right thereafter to exercise this Warrant for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon exercise of this Warrant to receive such amount of securities, cash and property as the Common Stock for which this Warrant could have been exercised immediately prior to such merger, consolidation or sale would have been entitled. The terms of any such merger, consolidation or sale shall include such terms so as continue to give the Holder the right to receive the securities, cash and property set forth in this Section 7(c) upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

           (d) For the purposes of this Section 7, the number of shares of Common Stock outstanding at any time shall be deemed to include the aggregate maximum number of shares of Common Stock deliverable upon exercise, conversion or exchange, as applicable (assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, as applicable, including, without limitation, the passage of time), of any options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities then outstanding.

           (e) All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

           (f) If:

               (i) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

               (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

               (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

               (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

               (v) the Company shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Company,

then the Company shall cause to be mailed to each Holder at such Holder's last address as it shall appear upon the Warrant Register, at least 15 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

     8. Payment of Exercise Price. The Holder shall pay the Exercise Price in one of the following manners:

           (a) Cash Exercise. The Holder may deliver immediately available funds by certified check or bank draft payable to the order of the Company or by wire transfer to an account designated by the Company; or

           (b) Cashless Exercise. If the Date of Exercise is more than one year after the date of this Warrant, the Holder may surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

                              Y(A - B)
                          X = ---------
                                  A

          where:

          X = the number of Warrant Shares to be issued to the Holder.

          Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

          A = the average of the closing bid prices of the Common Stock for the five (5) trading days immediately prior to (but not including) the Date of Exercise.

          B = the Exercise Price.

     9. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares which shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash equal to the Exercise Price multiplied by such fraction.

     10. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (California time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (California time) on any date and earlier than 11:59 p.m. (California time) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or
(iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 157 Technology Drive,

Irvine, CA 92618, Attention: Chief Financial Officer, or to facsimile no. (949) 788-6706, with a copy to Latham & Watkins, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626, attention Alan W. Pettis, Esq., or (ii) if to the Holder, to the Holder at the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 10.

     11. Warrant Agent. The Company shall serve as warrant agent under this Warrant. The Company may appoint a new warrant agent upon notice to the Holder in accordance with Section 10. Any corporation into which the Company may be merged or any corporation resulting from any consolidation to which the Company shall be a party or any corporation to which the Company transfers substantially all of its corporate assets shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

     12. Miscellaneous.

           (a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns. Subject to Section 2(a) above, this Warrant may be assigned by the Holder to any affiliate of the Holder.

           (b) Subject to Section 12(a), above, nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Warrant. This Warrant shall inure to the sole and exclusive benefit of the Company and the Holder.

           (c) This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. The Company and the Holder hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Orange County, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

           (d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

           (e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.


                                              NEOTHERAPEUTICS, INC.


                                              By:
                                                  ------------------------------
                                                  Samuel Gulko
                                                  Chief Financial Officer

                          FORM OF ELECTION TO PURCHASE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To NeoTherapeutics, Inc.:

     In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase _________ shares of common stock ("Common Stock"), $.001 par value per share, of NeoTherapeutics, Inc. and, if such Holder is not utilizing the Cashless Exercise provisions set forth in the Warrant, encloses herewith either (i) $_______ in cash, certified or official bank check or checks, or (ii) a Fedwire Funds Transfer reference number for the wire transfer of $_______ in immediately available funds to:

            Chase Manhattan Bank, N.Y.C.
            Routing No.: 021 000 021
            FBO:         Salomon Smith Barney, Inc.
                         Account No. 066-198 038
            FCC:         NeoTherapeutics, Inc.
                         Account No. 561-04051-19 103

which sum represents in either case the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

     The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

                                              PLEASE INSERT SOCIAL SECURITY OR
                                              TAX IDENTIFICATION NUMBER


                                              ----------------------------------


--------------------------------------------------------------------------------
                         (Please print name and address)

     If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:


--------------------------------------------------------------------------------
                         (Please print name and address)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


Dated:                                     Name of Holder:
       -------, ------
                                           (Print)
                                                   -----------------------------

                                           (By:)
                                                 -------------------------------
                                           (Name:)
                                           (Title:)
                                           (Signature must conform in all
                                           respects to name of holder as
                                           specified on the face of the Warrant)

                               FORM OF ASSIGNMENT

           [To be completed and signed only upon transfer of Warrant]


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________ the right represented by the Warrant enclosed with this Form of Assignment to purchase __________ shares of Common Stock of NeoTherapeutics, Inc. to which the Warrant relates and appoints ____________________ attorney to transfer said right on the books of NeoTherapeutics, Inc. with full power of substitution in the premises.

Dated:  __________, ____

                                         ---------------------------------------
                                         (Signature must conform in all respects
                                         to name of holder as specified on the
                                         face of the Warrant)


                                          --------------------------------------
                                          Address of Transferee

                                          --------------------------------------

                                          --------------------------------------


In the presence of:


--------------------------